EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated June 22, 2017 (the “Effective Date”) is made by and between SharedLabs, Inc., a Delaware corporation (the “Company”), with a place of business at 118 West Adams Street, Suite 200, Jacksonville, Florida 32202, and Timothy Rahman, (“Executive”), an individual residing at 4722 Laurette Street, Torrance, California, 90503.

The Company agrees with you as follows:

1. Position and Responsibilities.

1.1 The Company will employ you and you shall serve in an executive capacity as Executive Vice President and Chief Financial Officer of the Company.

1.2 Executive shall perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

1.3 Subject to Section 4 below, Executive will devote his full time and best efforts to the performance of his duties hereunder and the business and affairs of the Company. Executive agrees to serve as an officer of the Company if elected by the Board, and to perform those executive duties as may be assigned to him by the Company’s Chief Executive Officer (CEO) from time to time. You will report to the CEO.

1.4 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

2. Term of Employment; Termination.

2.1 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall start on or before July 24, 2017 (the “Start Date”) and may be terminated on the earliest of:

(a) your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(b) thirty (30) days after you, for any reason, give written notice to the Company of your termination;

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(c) thirty (30) days after the Company, with cause (as defined in Section 2.4 below), gives written notice to you of your termination; and

(d) July 31, 2019.

For the avoidance of doubt, absent the occurrence of an event described in clauses (a), (b) or (c) above, this Agreement may not be terminated prior to July 31, 2019.

2.2 The determination regarding whether you are physically unable regularly to perform your duties under Subsection 2.1(a) above shall be made by the Board of Directors in its reasonable discretion. Your inability to be physically present on the Company’s premises shall not constitute a presumption that you are unable to perform such duties.

2.3 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 10 hereof. The exercise of either party’s right to terminate this Agreement pursuant to Subsections 2.1(b) or 2.1(c), above, shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

You may be terminated for cause if, in the reasonable determination of the Company’s Board of Directors, (a) you are convicted of any felony or of any crime involving moral turpitude, or (b) participate in any fraud against the Company, or (c) willfully breach your duties to the Company, or (d) fail to follow the lawful and reasonable direction of the Chief Executive Officer or Board of Directors, or (e) wrongfully disclose any trade secrets or other confidential information of the Company, or (f) materially breach Section 4 of this Agreement or any material provision of the Employee Proprietary Information Agreement, between you and the Company (the “Proprietary Information Agreement”);

3. Compensation:

3.1 The Company shall pay to you for the services to be rendered hereunder as follows:

(a) Base Salary. Base salary at an annual rate of $200,000.00 (two hundred thousand dollars) subject to increase in accordance with the policies of the Company in force from time to time, payable in installments in accordance with the Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing or other Company benefits which may be in force from time to time and provided to you or for the Company’s employees generally.

(b) Executive Bonus Incentive. An executive bonus incentive of up to 100% of your base salary (two hundred thousand dollars) (the “Target Amount”) determined as follows:

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(1) 75% of the Target Amount will be paid if the Company achieves its budgeted revenue and EBITDA targets, which targets will be established by the CEO with 45 days of the effective date of this Agreement, and

(2) 25% of the Target amount will be paid based on your meeting certain management business objectives, which objective will be established by the CEO within 45 days of the effective date of this Agreement. They are expected to include defined outcomes from integration leadership and execution activities and other business operations activities.

3.2 You shall be entitled to 3 weeks’ vacation as well as additional paid time off which may include Company holidays and illness days during the term of this Agreement consistent with the Company’s standard practice for its executive employees.

3.3 The Board of Directors Compensation Committee will consider you for an award, annually, and may award you, in its sole discretion, options to purchase shares in the Company at their then fair market value, or at a value below the then fair market value, in an amount up to one times your base salary. Notwithstanding the foregoing, the Board of Directors Compensation Committee may consider Executive for additional grants of options to purchase shares in the Company, in amounts below or in excess of one times his annual salary, at other times.

4. Other Activities During Employment.

4.1 Except with the prior written consent of the Company’s Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

4.2 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 During the term of your employment by the Company except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor company, so long as your direct holdings in any one such company shall not in the aggregate constitute more than 1% of the voting stock of such company.

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4.4	Executive acknowledges that by virtue of my employment by the Company, he will obtain such knowledge, know-how, training and experience that there is substantial probability, even without unauthorized disclosure of any Confidential and Proprietary Information, that such knowledge, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, in consideration of Executive’s employment by the Company, including the benefits and compensation paid to him, and for other valuable consideration received, Executive expressly agrees and covenants that, in the absence of the Company’s prior written approval, at no time during the term of his employment by the Company or for a period of eighteen (18) months immediately following the termination thereof will he, for himself or on behalf of or in conjunction with any other person, partnership, company, entity or corporation, (i) acquire, or induce any other person to acquire, either directly or indirectly, any material obligation, responsibility, benefit or interest that competes , directly or indirectly, with the Company, or (ii) accept any position with any person, partnership, company, entity or corporation in competition with the Company or its affiliates where my knowledge of the Company’s business activities will be utilized to the advantage of the Company’s competitor and to the Company’s detriment.

Furthermore, Executive expressly agrees and covenants that, in the absence of the Company’s prior written approval, at no time during the term of employment by the Company or for a period of eighteen (18) months immediately following the termination thereof will he, for himself or on behalf of or in conjunction with any person, partnership, company, entity or corporation that competes with the Company, solicit or service or attempt to service any customers or clients of the Company, for whom he directly or indirectly performed services within eighteen (18) months of his termination of employment, or potential customers of the Company for whom he, on behalf of the Company, participated in the preparation or submission of bids or proposals, including pricing, costing and other financial matters, within) eighteen (18) months of the termination of my employment. Executive further agrees and covenants that during the term of his employment by the Company and for a period of eighteen (18) months immediately following the termination of said employment, he will not take any other action for the purpose of competing with the Company.

The running of the period during which Executive may not engage in the activities hereinabove specified shall be tolled during any period or periods in which there is litigation pending concerning the breach of this Paragraph 4 of this Agreement and during any period when an injunction or restraining order is in effect restraining such a breach during the course of any legal action.

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5. Former Employment.

5.1 Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive represents and warrants that he does not possess confidential information arising out of prior employment which, in his best judgment, would be utilized in connection with his employment by the Company, except in accordance with agreements between his former employer and the Company.

5.2 If, in spite of the second sentence of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, he will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of his former employers (except in accordance with agreements between the Company and any such former employer); but during his employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5.3 Proprietary Information and Assignment of Ideas. Executive acknowledges and agree that throughout the period of employment with Company and continuing as long as he remains associated with Company, he will hold a fiduciary obligation to Company, including its affiliates. Executive further agrees and acknowledges that all Confidential and Proprietary Information, as such term is defined below, in any form, is, and shall remain, the sole and exclusive property of Company, and upon termination of employment with Company, he hereby agrees to return to Company the originals and all copies of such Information within his possession or control, regardless of form. Executive expressly agrees never to disclose to any person or entity any Confidential and Proprietary Information of Company, of any subsidiary, or affiliate thereof, either during the term of his employment or at any time after termination of such employment, except upon the express prior written authorization and consent of Company.

5.4 Confidential and Proprietary Information. As used in this Agreement, the term “Confidential and Proprietary Information” shall mean any and all information and know-how not in the public domain, in any form, concerning Company’s business or financial affairs, including the business or financial affairs of Company’s affiliates. By way of illustration, Confidential and Proprietary Information may include technical information, designs, drawings, processes, systems, procedures, formulae, test data, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, sketches, and plans (engineering, architectural and otherwise), customer lists, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is used in the business of Company or any subsidiary or affiliate and which gives Company or any subsidiary or affiliate an opportunity to obtain an advantage over competitors of Company.

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5.5 Assignment of Ideas. All improvements, discoveries, inventions, designs, documents or other data (whether or not deemed patentable) conceived, developed, made, perfected, acquired, or first reduced to practice, in whole or in part, in furtherance of Executive’s employment with Company or its subsidiaries and affiliates shall be promptly disclosed to Company, and Executive hereby assigns and transfers his right, interest and title thereto and such improvements, discoveries, inventions, designs, documents, or other data shall become the property of Company. Executive will join and render assistance in any proceedings, and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce letters, patents, trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, or other data as required for vesting title to same in Company.

6. [RESERVED]

7. [RESERVED]

8. Remedies. Executive’s duties under the with respect to Proprietary Information set forth in this Agreement shall survive termination of your employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of those Proprietary Information provisions would be inadequate and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by Executive.

10. Notices. Any notice which the Company is required or may desire to give Executive shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to Executive at the address of record with the Company, or at such other place as Executive may from time to time designate in writing. Any notice which Executive is required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

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11. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13. Attorney Fees. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

14. Separability. This Agreement shall be deemed to consist of a series of separate covenants. Executive expressly agrees that the character of such covenants are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character is unreasonable in light of the circumstances as they now or then exist, then it is the party’s intention that this Agreement be construed by the court in such a manner as to impose those restrictions on my conduct which are reasonable in light of such circumstances and as are necessary assure Company of the intended benefit of this Agreement. If, any judicial proceeding, a court shall refuse to enforce all of the separate covenants herein because, taken together, they are deemed to be more extensive than necessary to assure Company of the intended benefit of this Agreement, Executive expressly agrees that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of the State of Delaware, such contravention or invalidity shall not invalidate this Agreement in its entirety but rather this Agreement be construed, insofar as the laws of the State of Delaware are concerned, as not containing the provision or provisions contravening or invalid under the laws of the State of Delaware, and the remaining rights and obligations created hereby shall be construed and enforced accordingly.

15. Entire Agreement. This Agreement supersedes any agreement previously executed by the parties relating to the subject matter hereof. This Agreement shall inure to the benefit of the successors and assigns of Company and shall be binding upon Executive’s heirs, assigns, administrators and representatives. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

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16. Governing Law. This Agreement shall in all respects be governed, construed and enforced in accordance with the laws of the State of Delaware, excluding its principles of conflicts of laws.

17. Legal Review. Executive acknowledges that he has read and understands the contents of this Agreement, and has been afforded the opportunity to obtain the advice of his own attorney in connection with the execution and delivery of this Agreement.

18. Legal Relief. In the event Executive breaches or threaten to breach any of the provisions expressed herein, he recognizes and agrees that the damages to Company will be great and irreparable; therefor, Company may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without disentitling Company from any other relief in either law or equity.

19. Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreements to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to my employment with Company.

20. Initial Options Grant and Co-Invest Opportunity: Upon execution of this agreement, you shall receive a warrant to purchase $200,000 in SharedLabs, Inc., which valuation shall be based on a Company Valuation of $68.2 Million Dollars, which is the same value given to our roll-over equity for the transactions closing June 30th 2017. The warrant grant is contingent upon the employee executing this agreement and the SharedLabs, Inc Warrant Agreement, and on beginning employment by the Start Date.

You also have the opportunity to co-invest in SharedLabs, Inc. at the most current, board approved stock price. Co-investing is contingent upon executing a SharedLabs, Inc. Subscription Agreement for this offering and the employee meeting the requirements to be a qualified investor. The minimum Co-investing opportunity is $100,000 and the Company will match the value of your co-invest, up to $500,000, with an equal number of shares issued and warrants to purchase additional SharedLabs, Inc. stock on the same terms as are included in the current “Special Pre Money Valuation Offering for Closing”, which is $25,000,000. You have until June 23, 2017 to execute and June 28, 2017 to fund your co-investment. The co-investment funds will be held in escrow in accordance with the Escrow Agreement.

As outlined in Exhibit A below, you have elected to co-invest $200,000. This investment is being made prior to the Start Date and you shall have the right, but not the obligation, to require the Company to refund such co-investment amount in the event that (a)the Company fails to consummate the transactions described in the Subscription Agreement by the dates defined in the Subscription Agreement, (b) the Company defers your Start Date such that your employment has not begun on or prior to September 1, 2017, (c) you are terminated without cause (as defined in Section 2.4 above) or the Company otherwise materially breaches its obligations hereunder, in each case only within the six-month period following the Start Date, or (d) mutually acceptable forms of the above-referenced equity documents are not delivered to you and executed within sixty (60) days following the Start Date. The Company shall refund any co-investment as required hereunder within thirty (30) days following your written demand therefor.

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IN WITNESS WHEREOF, each of Company and Executive have caused this Agreement to be executed as of the date first written above.

SharedLabs, Inc.

By:
Jason M. Cory, Chief Executive Officer
Date: June 22, 2017

Accepted and agreed this ____ day of June, 2017

Executive
Name:	Timothy Rahman
Date: 06/22/2017

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EXHIBIT A

CO-INVEST AND MATCH SCHEDULLE

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